Exhibit 99.1
Global Water Resources Reports Fourth Quarter and Full Year 2022 Results
PHOENIX, AZ – March 8, 2023 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the fourth quarter and full year ended December 31, 2022. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below.)
Financial Highlights
•Revenues increased 7.7%, to $11.1 million in the fourth quarter of 2022, and increased 8.6% to $44.7 million for the full year (excluding unregulated revenues of approximately $0.7 million), with the growth due to an increase in active service connections and an increase in rates.
•Net income increased 138% to $824,000 or $0.04 per share in the fourth quarter of 2022. For the full year, net income increased 53% to $5.5 million or $0.24 per share.
•In November 2022, announced an increase in dividends to $0.29791 per share on an annualized basis. The first monthly dividend payment at the new rate was paid on December 29, 2022 to holders of record on December 15, 2022.
Q4 2022 Operational Highlights
•Total active service connections increased 4.4% to 56,270 at December 31, 2022 from 53,882 at December 31, 2021.
•Continued design and engineering work for the Inland Port Arizona mega-site where Global Water will be working with Procter & Gamble (P&G) to provide water, wastewater and recycled water services to P&G’s new manufacturing facility.
•$8.7 million of CAPEX investment in existing utilities to provide safe, reliable service, and focused on increasing revenues, reducing expenses and building rate base.
•Begun providing bulk water services to Seven Ranches Domestic Water District in Maricopa, Pinal County, Arizona.
•Surpassed six years without a significant compliance violation.
Subsequent Event
In February 2023, the company completed the acquisition of Farmers Water Co. in Pima County, Arizona. The acquisition added a total of 3,300 active water service connections and approximately 21.5 square miles of Certificate of Convenience and Necessity service area in the Town of Sahuarita and the surrounding unincorporated area of Pima County. It also increased Global Water’s total active water service connections in Pima County to nearly 5,000.
Management Commentary
“2022 was great year of progress across the board, as demonstrated by our safety and compliance track records, business development success, and our top-line growth with increased profitability,” stated Global Water Resources president and

CEO, Ron Fleming. “These strong financial results were primarily driven by organic growth in connections, new connections associated with the acquisition of Las Quintas Serenas, and approval of new rates.
“Early in 2022, we continued to expand our footprint with the acquisition and successful integration of two smaller ‘tuck-in’ water utility acquisitions. We anticipate that the full integration of these small water utilities under our professional utility umbrella will help promote safe, reliable, smart water management practices for the benefit of all stakeholders.
“During the fourth quarter, we recycled approximately 246 million gallons of water. This recycling is a result of our extensive ‘purple pipe’ program that facilitates the use of recycled wastewater for use in common areas, thereby saving precious drinking water. Our automated real-time meter reading also helps preserve water resources, building upon nearly 15 years of experience implementing advanced metering infrastructure technology. Our special rate design, which was again supported and approved by the Arizona Corporation Commission in our most recent rate case, also incentivizes customers to conserve water on a daily basis.
“In February of this year, we welcomed Farmers Water to our growing family of utility companies. As our largest acquisition since going public on Nasdaq in 2016, we see significant opportunity to make capital improvements, such as deploying the same advanced metering infrastructure or meter upgrade project we completed last quarter for Las Quintas Serenas. Through the implementation of our unique approach to utility consolidation, automation and water resource management, we will provide safe, high-quality, and sustainable water services to the community.
“We are looking forward to working with P&G on providing water, wastewater and recycled water services to their new manufacturing facility. The new plant will be another major anchor for the Inland Port Arizona industrial mega-site, along with the new Nikola manufacturing plant that began production last year. These major projects demonstrate how Inland Port Arizona offers tremendous opportunities to companies looking locate to this area. In addition to job growth and associated residential expansion, we believe such large new facilities will enable the more efficient deployment of infrastructure and integrated utility operations that help provide safe, reliable and sustainable utility solutions for the entire region.
“In the new year, our primary mission continues to be the growth of our core service areas, and aggregation of water and wastewater utilities, so that our customers and the communities we serve may realize the benefits of consolidation, regionalization, and proactive environmental stewardship. We continue to evaluate a number of attractive acquisition and expansion opportunities in Arizona’s Sun Corridor, including growth regions around metropolitan Phoenix and Tucson.
“While we are currently experiencing a slowdown in housing in response to inflation and increased interest rates, our service areas remain well positioned within the path of population and job growth in and around metro-Phoenix and Tucson, and we believe these regionally planned service areas could ultimately serve hundreds of thousands of service connections. We also anticipate future growth through service area expansions, such as those due to large industrial projects that would be looking to locate in or around our service areas.
“We anticipate that the integration of our newly constructed and acquired facilities and the implementation of our Total Water Management will result in efficiency improvements, greater automation, and higher quality customer service. Additional benefits include access to our greater financial resources and economies of scale. As a result, we anticipate that both the utilities and the communities we serve will realize numerous benefits, as well as support our continued revenue growth and profitability in 2023.”

Q4 2022 Financial Summary
Revenues
Total revenues in the fourth quarter of 2022 increased $0.8 million or 7.7% to $11.1 million compared to $10.3 million in the same period in 2021.
Total revenues for the full year 2022 increased $2.8 million or 6.7% to $44.7 million as compared to $41.9 million in 2021.
The increase in revenue for both the quarter and year reflects the 4.4% increase in active service connections, with this due to organic growth and new connections associated with the acquisition of Las Quintas, as well as an increase in rates due to Rate Case Decision No. 78644. The increase in revenue was partially offset by ICFA revenue recognized in 2021 that did not occur in 2022.
Operating Expenses
Operating expenses increased $867,000 to $9.9 million in the fourth quarter of 2022 compared to $9.0 million in the same period in 2021. The increase was primarily attributed to increased general and administrative expenses as well as increased depreciation and amortization. These costs were slightly offset by lower operations and maintenance costs.
Operating expenses for the full year 2022 increased $2.0 million or 5.7% to $36.9 million compared to $34.9 million in 2021. The increase in operating expenses was primarily due to the acquisition of Las Quintas Serenas combined with increased expenses as the company continued to grow. Additionally, general and administrative costs increased, including higher professional fees tied to acquisitions and higher regulatory expense tied to the company’s recent rate case. Lastly, depreciation and amortization expense increased $0.4 million due to the company’s capital expenditure program and the acquisition of Las Quintas Serenas.
Other Expenses
Total other expense totaled $275,000 for the fourth quarter of 2022 compared to other expense of $728,000 in the fourth quarter of 2021. The $453,000 improvement was primarily attributable to the higher capitalized interest during the three months ended December 31, 2022, partially offset by the income recognized on the one-time cell tower sale in the fourth quarter of 2021 that did not occur in 2022.
Total other expense for the full year 2022 totaled $1.4 million compared to $2.2 million in 2021. The $0.8 million improvement was primarily driven by higher Buckeye growth premiums and lower interest expense in 2022, partially offset by the income recognized on the cell tower sale noted above.
Net Income
Net income totaled $824,000, or $0.04 per share, in the fourth quarter of 2022, compared to $346,000, or $0.02 per share in the same period in 2021.
Net income increased $1.9 million to $5.5 million, or $0.24 per share in the full year 2022, from $3.6 million, or $0.16 per share in in 2021.

Adjusted EBITDA
Adjusted EBITDA remained relatively flat at $4.8 million in the fourth quarter of both 2022 and 2021. While revenue increased in the fourth quarter of 2022, the primary drivers for the relatively flat Adjusted EBITDA can be attributed to the Buckeye premium which was lower by $0.2 million and the company incurred higher deferred compensation costs by $0.3 million associated with the increase in stock price.
Adjusted EBITDA increased $3.4 million, or 18.3%, to $22.1 million for the full year 2022 compared to $18.7 million in 2021. The increase was primarily attributable to increased revenue, partially offset by increased expenses tied to the acquisition of Las Quintas Serenas, the natural increase in expenses tied to growth, and the general and administrative increases including the higher professional fees tied to acquisitions and higher regulatory expense tied to the rate case.
Capital Resources
Cash and cash equivalents totaled $6.6 million at December 31, 2022, as compared to $12.6 million at December 31, 2021. The decrease was primarily due to the company’s capital expenditures program as it continued to expand and invest in its infrastructure to support the recent growth and future growth expected within its service areas. As of December 31, 2022, the company has no notable near-term cash expenditures, other than a principal payment on its debt obligation in the amount of $1.9 million due in June 2023, $1.9 million due in December 2023 and $1.9 million due in June 2024.
Dividend Policy
In November 2022, the company announced an increase in dividend to $0.29791 per share on an annualized basis. It recently declared a monthly cash dividend of $0.02483 per common share (or $0.29791 per share on an annualized basis), which will be payable on March 31, 2023 to holders of record at the close of business on March 17, 2023.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission. The company plans to continue its aggregation of water and wastewater utilities that will allow the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of December 31, 2022, active service connections increased by 2,388 or 4.4% to 56,270, compared to 53,882 at December 31, 2021. The increase in active service connections was primarily due to growth in the company's service areas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and business friendly environment. The area's population has increased throughout 2020 and 2021, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.8 million by 2030 and reach 6.5 million by 2040. The company sees this strong growth outlook as an opportunity to increase active service connections and grow revenues.
Conference Call
Global Water Resources will hold a conference call to discuss its fourth quarter and full year 2022 results tomorrow, followed by a question-and-answer period.

Date: Thursday, March 9, 2023

Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10021334
Webcast (live and replay)

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 23, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10021334
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 29 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.

Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ 2022 Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.

To learn more, visit www.gwresources.com.
Cautionary Statement Regarding Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; and (iv) disposal of assets.
Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of

EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning our strategy; expectations about future business plans, prospective performance, growth, and opportunities; future financial performance; regulatory and ACC proceedings and approvals, such as the anticipated benefits resulting from Rate Decision No. 78644, including our expected collective revenue increase due to new water and wastewater rates; acquisition plans and our ability to complete additional acquisitions and the expected future benefits; our dividend policy; population and growth projections; technologies; trends relating to our industry, market, population growth, and housing permits; liquidity; plans and expectations for capital expenditures; and other statements that are not historical facts as well as statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact, such as the efficacy of vaccines (particularly with respect to emerging strains of the virus). Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

Media & ESG Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$ 1,480	$ 1,338
Depreciable property, plant and equipment	344,043	313,700
Construction work-in-progress	66,039	53,511
Other	697	697
Less accumulated depreciation	(124,522)	(113,380)
Net property, plant and equipment	287,737	255,866
CURRENT ASSETS:
Cash and cash equivalents	6,561	12,637
Accounts receivable — net	2,139	1,994
Customer payments in-transit	462	201
Unbilled revenue	2,557	2,510
Taxes, prepaid expenses, and other current assets	2,439	1,645
Total current assets	14,158	18,987
OTHER ASSETS:
Goodwill	4,957	5,730
Intangible assets — net	10,139	10,339
Regulatory asset	3,169	2,336
Restricted cash	1,001	806
Right-of -use asset	1,891	—
Other noncurrent assets	34	10
Total other assets	21,191	19,221
TOTAL ASSETS	$ 323,086	$ 294,074
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 2,173	$ 2,120
Accrued expenses	8,056	9,191
Customer and meter deposits	1,682	1,646
Long-term debt — current portion	3,833	3,833
Leases — current portion	505	142
Total current liabilities	16,249	16,932
NONCURRENT LIABILITIES:
Long-term debt	104,945	108,734
Long-term lease liabilities	1,616	199
Deferred revenue - ICFA	20,974	19,035
Regulatory liability	6,371	7,421
Advances in aid of construction	93,656	84,578
Contributions in aid of construction — net	26,404	21,326
Deferred income tax liabilities, net	5,949	3,269
Acquisition liability	1,773	1,773
Other noncurrent liabilities	755	778
Total noncurrent liabilities	262,443	247,113
Total liabilities	278,692	264,045
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 24,095,139 and 22,832,013 shares issued as of December 31, 2022 and December 31, 2021, respectively.	239	228
Treasury stock, 224,093 and 182,445 shares at December 31, 2022 and December 31, 2021, respectively.	(2)	(2)
Paid in capital	44,157	29,803
Retained earnings	—	—
Total shareholders' equity	44,394	30,029
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 323,086	$ 294,074

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
REVENUES:
Water services	$ 20,885	$ 18,944
Wastewater and recycled water services	23,843	22,241
Unregulated revenues	—	729
Total revenues	44,728	41,914

OPERATING EXPENSES:
Operations and maintenance	10,889	10,299
General and administrative	16,130	15,146
Depreciation and amortization	9,890	9,490
Total operating expenses	36,909	34,935
OPERATING INCOME	7,819	6,979

OTHER INCOME (EXPENSE):
Interest income	65	19
Interest expense	(4,036)	(5,201)
Other	2,592	2,962
Total other expense	(1,379)	(2,220)

INCOME BEFORE INCOME TAXES	6,440	4,759
INCOME TAX BENEFIT (EXPENSE)	(934)	(1,150)
NET INCOME	$ 5,506	$ 3,609

Basic earnings per common share	$ 0.24	$ 0.16
Diluted earnings per common share	$ 0.24	$ 0.16
Dividends declared per common share	$ 0.30	$ 0.29

Weighted average number of common shares used in the determination of:
Basic	23,172,733	22,619,469
Diluted	23,332,356	22,902,970

GLOBAL WATER RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2022	2021	Change	% Change
REVENUES:
Water services	$ 5,031	$ 4,641	$ 390	8.4%
Wastewater and recycled water services	6,073	5,677	396	7.0%
Unregulated revenues	(5)	(10)	5	(50.0) %
Total revenues	11,099	10,308	791	7.7%

OPERATING EXPENSES:
Operations and maintenance	2,629	2,643	(14)	(0.5) %
General and administrative	4,551	3,861	690	17.9%
Depreciation and amortization	2,691	2,500	191	7.6%
Total operating expenses	9,871	9,004	867	9.6%
OPERATING INCOME	1,228	1,304	(76)	(5.8) %

OTHER INCOME (EXPENSE):
Interest income	40	2	38	1900.0%
Interest expense	(681)	(1,244)	563	(45.3) %
Other	366	514	(148)	(28.8) %
Total other expense	(275)	(728)	453	—

INCOME BEFORE INCOME TAXES	953	576	377	65.5%
INCOME TAX BENEFIT (EXPENSE)	(129)	(230)	101	(43.9) %
NET INCOME	$ 824	$ 346	$ 478	138.2%

Basic earnings per common share	$ 0.04	$ 0.02
Diluted earnings per common share	$ 0.04	$ 0.02
Dividends declared per common share	$ 0.07	$ 0.07

Weighted average number of common shares used in the determination of:
Basic	21,961,489	22,648,819
Diluted	22,062,654	22,937,706

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	5,506	$ 3,609
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	901	2,884
Depreciation and amortization	10,518	9,490
Right of use amortization	182	—
Amortization of deferred debt issuance costs and discounts	44	90
(Gain) Loss on disposal of fixed assets	4	18
Provision for doubtful accounts receivable	103	86
Deferred income tax expense	1,367	(307)
Accounts receivable	(248)	82
Other current assets	210	(1,076)
Accounts payable and other current liabilities	(2,416)	415
Other noncurrent assets	387	(300)
Other noncurrent liabilities	6,778	5,395
Net cash provided by operating activities	23,336	20,386

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,984)	(18,250)
Cash paid for acquisitions, net of cash acquired	(180)	(2,068)
Other cash flows from investing activities	(24)	(1)
Net cash used in investing activities	(34,188)	(20,319)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(6,889)	(6,609)
Advances in aid of construction	2,344	3,817
Refunds of advances for construction	(1,140)	(1,007)
Refunds of developer taxes	—	(1,364)
Proceeds from stock option exercise	3	4
Payments for taxes related to net shares settlement of equity awards	(585)	(656)
Principal payments under finance lease	—	(147)
Loan repayments	259	(4)
Repayments of bond	(3,833)	(1,917)
Proceeds from sale of stock	14,812	—
Debt issuance costs paid	—	(46)
Net cash provided by (used in) financing activities	4,971	(7,929)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(5,881)	(7,862)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	13,443	21,305
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	7,562	13,443

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A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2022 and 2021 is as follows (in thousands):

	Three Months Ended December 31		Year Ended December 31,
	2022	2021	2022	2021
Net Income	$ 824	$ 346	$ 5,506	$ 3,609
Income tax expense	129	230	934	1,151
Interest income	(40)	(2)	(65)	(19)
Interest expense	681	1,244	4,036	5,201
Depreciation	2,691	2,500	9,889	9,490
EBITDA	$ 4,285	$ 4,318	$ 20,300	$ 19,432
ICFA Revenue Recognition	—	10	—	(683)
FATHOM settlement	—	—	—	(69)
Wireless communication tower sale	—	45	—	(1,485)
Management Options	39	(18)	174	323
Gain/Loss on Disposal of Assets	7	373	4	18
Restricted Stock	395	—	1,344	1,171
Rate case adjustment	38	—	314	-
EBITDA adjustments	479	410	1,836	(725)
Adjusted EBITDA	$ 4,764	$ 4,728	$ 22,136	$ 18,707
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